EXHIBIT (15)(b)

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

AUTHORIZATION TO USE POWER OF ATTORNEY

RESOLVED that, for the purposes of facilitating the execution and filing of any registration statements and any amendments or supplements thereto, the President of the Corporation and the Vice President and Chief Financial Officer of the Corporation ("Officers") are each hereby authorized to designate as their attorneys and agents the Chief Counsel of the Corporation, and/or such other attorneys or other employees of the Corporation as the Chief Counsel may designate, and each such Officer is further authorized to execute and deliver to the designated individuals a written power of attorney authorizing such individuals to execute, deliver, and file in such Officer's name any such registration statement or amendment or supplement thereto.

Dated: July 24, 2003